EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made effective the 1st day of June, 1999 (the "Effective Date"), by and between Fleming Companies, Inc., an Oklahoma corporation (the "Company") and William H. Marquard (the "Executive").

     In consideration of their mutual obligations contained in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment with the Company as of the Effective Date upon the following terms and conditions:

          1. Term of Agreement and Employment. The term of this Agreement and of the Executive's employment (collectively, the "Employment Period") shall be for a period of sixty (60) months commencing on the Effective Date or for a shorter period if the Agreement and the Executive's employment are terminated earlier as provided in Section 9.

          2.     Position and Duties of Executive.   During the
Employment Period, the Executive shall devote his full professional and business-related time, skills and best efforts to the regular duties of the position of Executive Vice President, Business Development for the Company or to such other appropriate position and/or reasonable duties as may be assigned to him as a corporate officer of the Company from time to time by the Board of Directors (the "Board") and/or the Chairman and Chief Executive Officer of the Company. Unless otherwise agreed to in advance in writing by the Company, during the Employment Period, the Executive shall not be employed by others or be engaged in self-employment or in any professional or business-related activities which are or may be detrimental to or in conflict or competition with the business of the Company.

          3. Annual Base Salary. During the Employment Period, the Company shall pay the Executive a base salary of $400,000 per each fiscal year, in installments consistent with the Company's regular payroll practices applicable to senior executive officers. The
Company shall review such base salary annually and may in its discretion increase such base salary.

          4. Annual Incentive Bonus. In addition to the base salary described in Section 3, the Executive will be eligible for a target annual incentive bonus of 65% of his annual base salary, with a potential maximum annual incentive bonus of 130% of his annual base salary. Any annual incentive bonus for fiscal 1999 or subsequent years shall be awarded in the discretion of the Compensation
Committee using substantially the same performance goals as are applicable to other senior executive officers.

          5. Company Common Stock Options. The Company shall grant the Executive a stock option to purchase 200,000 shares of Company Stock pursuant to the Fleming Companies, Inc. 1999 Stock Incentive Plan. The exercise dates and price and the other terms and conditions of the 200,000 stock options shall be as described in the Non-Qualified Stock Option Agreement under Fleming Companies,
Inc. 1999 Stock Incentive Plan which is being executed contemporaneously with this Agreement.

          6. Company Restricted Stock Award. The Company shall grant the Executive an award of 20,000 shares of restricted Company Stock pursuant to the Fleming Companies, Inc. 1990 Stock Incentive Plan. The terms and conditions of the stock award shall be as described in the Restricted Stock Award Agreement for the Fleming Companies, Inc. 1990 Stock Incentive Plan which is being executed contemporaneously with this Agreement. In connection with the grant of the Restricted Stock, the Executive shall make an election within thirty (30) days of the Effective Date to include in gross income the value of the Restricted Stock on the date of grant pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Upon notification from the Executive that he has made such election, the Company shall pay to the Executive an additional payment in an amount necessary to cause the net amount of such payment that is retained by the Executive after the calculation and deduction of any and all federal, state and local income taxes and employment taxes on such payment to be equal to the Executive's income taxes attributable to the Restricted Stock and the Executive's election under Section 83(b) of the Code in connection with the Restricted Stock.

          7. Vacation and Other Paid Leave Programs and Welfare, Pension, Incentive and Other Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in and be covered by all vacation and other paid and unpaid leave programs and welfare, pension, incentive and other plans as may be adopted and maintained from time to time by the Company as applicable to its senior executive officers, including the Fleming Companies, Inc. 1999 Stock Incentive Plan, the Fleming Companies, Inc. 1990 Stock Incentive Plan and the Fleming Companies, Inc. Executive Deferred Compensation Plan.

          8.     Expenses.

               (a) Initial Relocation Expenses. In connection with the Executive's initial relocation to Oklahoma City, Oklahoma, or other corporate offices of the Company, the Company shall provide the Executive with the relocation package for new senior executive officers outlined in the Company's current relocation policy. In addition, the Company will pay the Executive (i) up to a maximum of $48,000, at the rate of up to $2,000 per month, for a period of up to two years from the date of this Agreement to enable Executive to secure a furnished apartment in or near the city in which the Company's corporate offices are located and (ii) a monthly transportation allowance (the "Transportation Allowance") of $700 per month for up to thirty-six months from the date of this Agreement. The Company will also pay all reasonable costs associated with the move of the Executive's personal belongings to a permanent residence in or near the city in which the Company's corporate offices are located. The Company will also make an additional payment to the Executive in an amount necessary to offset any and all federal, state and local income taxes and employment taxes which the Executive shall be required to pay in connection with the Transportation Allowance.

               (b) Ongoing Business Expenses. The Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive relating to the conduct of business of the Company, including expenses incurred in connection with the Executive's travel to and from the Company's corporate offices, upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's policies applicable to its senior executive officers.

          9.     Termination of Agreement and Employment.  This
Agreement and the Executive's employment may be terminated earlier than sixty (60) months following the Effective Date under the following circumstances:

               (a) Death or Disability. This Agreement and the Executive's employment shall terminate automatically upon the
Executive's death.   If, because of physical or mental illness, the
Executive has been substantially unable to perform the essential duties of his position (with or without "reasonable accommodation," as defined under the Americans With Disabilities Act) for a period in excess of six (6) months ("Disability"), the Company may terminate this Agreement and the Executive's employment for Disability.

               (b) Cause. If the Executive (i) is convicted of a felony, (ii) engages in an act of personal dishonesty which is intended to result in personal enrichment of the Executive at the expense of the Company, or (iii) "willfully" fails to follow a direct, reasonable and lawful order of the Board and/or the Chairman and Chief Executive Officer, within the reasonable scope of the Executive's duties, and such failure, if curable, is not cured within thirty (30) days, the Company may terminate this Agreement and the Executive's employment for Cause. For purposes of this Section 9(b), no act, or failure to act, by the Executive shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Cause shall not exist under this Section 9(b) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than three-fourths (3/4ths) of the Board (excluding, if applicable, the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth above and specifying the particulars of such conduct in detail.

               (c) Without Cause. The Company may terminate this Agreement and the Executive's employment at any time without Cause.

               (d) Good Reason. The Executive may terminate this Agreement and his employment for ?Good Reason? by providing a Notice of Termination (as defined in Section 9(f)) to the Company within one hundred and twenty (120) days after the Executive has actual knowledge of the occurrence, without the written consent of the Executive, of one of the events set forth below. The Executive?s Date of Termination shall be fifteen (15) days after the Notice of Termination, unless the basis for Good Reason has been cured by the Company prior to such date:

                    (i)  the assignment of the Executive to a
position materially and adversely inconsistent with the Executive's then current position with the Company or a material and adverse alteration in the nature of the Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                    (ii)  a reduction by the Company in the
Executive's then current base salary described in
Section 3;

                    (iii)  the Company's failure to provide any
material employee benefits due to be provided to the Executive
(other than any such failure which affects all senior executive officers); or

                    (iv) the Company's requiring the Executive to close or relocate his secondary office outside the Chicago metropolitan area or relocate his permanent residence outside the Chicago metropolitan area;

                    (v)  the failure of any successor to the
Company to assume this Agreement pursuant to Section 14(a).

The Executive's right to terminate this Agreement and his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

               (e) Voluntary Termination. The Executive may terminate this Agreement and his employment at any time voluntarily (a "Voluntary Termination"). A Voluntary Termination is any termination of employment by the Executive other than termination due to death, Disability, with or without Cause or for Good Reason.

               (f) Notice of and Date of Termination. Any termination of this Agreement and the Executive's employment under
Section 9 of this Agreement by the Company or the Executive, other than termination due to death, shall be communicated by a Notice of Termination to the other party in accordance with Section 18. For purposes of this Agreement, a "Notice of Termination" means a written notice which indicates the specific termination provision in Section 9 relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Agreement. The Executive's "Termination Date" shall be the date the Notice of Termination is deemed given pursuant to Section 18, except in the event of a termination due to the Executive's death, when the Termination Date shall be the date of death, or in the event of a termination by the Executive for Good Reason, when the Termination Date shall be as provided in Section 9(d).

          10. Obligations of the Company Upon Termination. In the event this Agreement and the Executive's employment are terminated pursuant to Section 9, the Company shall provide the Executive with the payments and benefits set forth below. The Executive acknowledges and agrees that the payments set forth in this Section 10 and the other agreements and plans referenced in this Agreement, constitute the sole and liquidated damages for a termination of this Agreement and his employment under Section 9. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff or counterclaim which the Company may have against the Executive except that the Company shall have the right to deduct any amounts owed by the Executive to the Company due to the Executive's misappropriation of Company funds or property from the payments set forth in this Section 10.

               (a) Termination Because of Disability or for Cause by the Company or Due to Death or a Voluntary Termination by the Executive. If this Agreement and the Executive's employment are terminated because of Disability or for Cause by the Company or due to the death or through a Voluntary Termination by the
Executive:

                    (i)  the Company shall pay the Executive (or
his beneficiary or legal representative, if applicable) his then current base salary described in Section 3 and his accrued, unused vacation pay through the Termination Date, as soon as practicable following the Termination Date;

                    (ii) the Company shall reimburse the Executive (or his beneficiary or legal representative, if applicable) for reasonable business expenses incurred, but not paid, prior to the Termination Date; and

                    (iii)  the Executive (or his beneficiary or
legal representative, if applicable) shall receive any other rights, compensation and/or benefits as may be due to the Executive following such termination to which he is entitled in accordance with the terms and provisions of any agreements referenced herein or plans or programs of the Company.

               (b) Termination By the Company without Cause or by the Executive for Good Reason. If this Agreement and the Executive's employment are terminated by the Company without Cause or by the Executive for Good Reason:

                    (i)  the Company shall pay the Executive (A)
his then current base salary described in Section 3 and accrued, unused vacation pay through the Termination Date, as soon as practicable following the Termination Date, and (B) continued then current monthly base salary described in Section 3 for a period of twenty-four (24) months following the Termination Date;

                     (ii) the Company shall maintain in full force and effect for the continued benefit of the Executive, for a period of twenty-four (24) months following the Termination Date, the welfare programs in which the Executive, his spouse and his dependents were participating immediately prior to the Termination Date at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by the Executive for such benefits) as existed immediately prior to the Termination Date; provided, that if the Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with comparable benefits from a third party insurer; provided, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period. If, at the end of the 24 month period, the Executive is receiving medical and dental benefits from the Company and is not eligible to receive such benefits under another employer-provided plan, the Executive and/or the Executive's family shall be entitled to continued medical and dental benefits under the Company programs providing such benefits during the 24 month period at the Executive's own expense pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), and for such purpose, the end of such 24 month period shall be considered the date of the "qualifying event" as such term is defined by COBRA.

                    (iii)  the Company shall reimburse the
Executive for reasonable business expenses incurred, but not paid, prior to the Termination Date; and

                    (iv)  the Executive shall receive any other
rights, compensation and/or benefits as may be due to the Executive following such termination to which he is entitled in accordance with the terms and provisions of any other agreements, plans or programs of the Company.

          11.     Change of Control.  Contemporaneously with this
Agreement, the parties have entered into a "Change of Control
Employment Agreement."

          12. Confidential Information, Ownership of Documents and Other Property, and Non-Competition.

               (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments and its affiliates, which shall have been obtained by the Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining from a court of competent jurisdiction a protective order against disclosure) communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder.

               (b) Ownership of Documents and Other Property. All documents (including databases, records, files, models, and the like) and all other property relating to the Company's business and its affiliates as to which the Executive has access or control shall be and remain the property of the Company and shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with the Executive's carrying out his duties under this Agreement. All such documents and other property shall be returned to the Company promptly after the Employment Period ends, or otherwise promptly after removal if such removal occurs following the Employment Period.

               (c) Non-Competition. For twenty-four (24) months following the termination of the Employment Period other than if such termination is by the Company without Cause, by the Executive for Good Reason or for Disability, the Executive will not
(i) be a greater than 1% investor in an entity which competes with the Company or any of its subsidiaries or other affiliates (the "Designated Entities") in any of their business or (ii) be a consultant to, employed by or otherwise act on behalf of an entity which competes with the Company or any of the Designated Entities in any of their businesses, in either case, within the Standard Metropolitan Statistical Areas in which the Company or any of the Designated Entities conduct any of their business operations or are actively soliciting business as of the termination of the Employment Period.

               (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 12, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to address any such breach or threatened breach pending arbitration under Section 13 of this Agreement.

               (e) Continuing Operation. The expiration or termination of this Agreement or of Executive's employment shall have no effect on the continuing operation of this Section 12.

          13. Arbitration; Legal Fees and Expenses. The parties agree that Executive's employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to the Executive's employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this agreement to arbitrate, however, shall preclude the Company or the Executive from obtaining injunctive relief from a court of competent jurisdiction prohibiting any on-going breaches by the Executive or the Company of this Agreement including, without limitation, violations of
Section 12. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of one or more of Executive's material claims or defenses brought, raised or pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

          14.     Successors and Assignability.

               (a) The Company's Successors and Assignability. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

               (b)     The Executive's Successors and
Assignability. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive's death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's beneficiary or legal representative, to the extent any such person succeeds to the Executive's interests under this Agreement.

          15. Severability. In the event that any provision of this Agreement shall be deemed to be illegal or unenforceable for any reason, such provision shall be deemed modified or deleted in such a manner so as to make this Agreement as so modified legal and enforceable to the fullest extent permitted under applicable laws.

          16. Entire Agreement; Amendment and Waiver. This Agreement and the other agreements referenced herein constitute the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. Any provision of this Agreement may be amended or the observance thereof may be waived only by written consent signed by both parties. Such amendment or waiver shall be binding upon the Company and the Executive and their successors and assigns.

          17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same
Agreement.

          18. Notices. All notices required under this Agreement shall be in writing and shall be deemed given when delivered personally to the other party, when delivered by facsimile transmission or when delivered by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          At his last known address evidenced on
          the Company's payroll records

          fax: 847-920-1749


          If to the Company:

          Fleming Companies, Inc.
          6301 Waterford Boulevard
          Oklahoma City, OK  73126-0647

          fax: 405-841-8504

          Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement to become effective as of the date first above written.


                                  FLEMING COMPANIES, INC.

                                  By: SCOTT M. NORTHCUTT
                                      Scott M. Northcutt,
                                      Senior Vice President -
                                      Human Resources


                                  WILLIAM H. MARQUARD
                                  William H. Marquard